UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2026

KKR & CO. INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34820	88-1203639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 Hudson Yards New York, New York (Address of principal executive offices)	10001 (Zip Code)

 (212) 750-8300
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock	KKR	New York Stock Exchange
6.25% Series D Mandatory Convertible Preferred Stock	KKR PR D	New York Stock Exchange
4.625% Subordinated Notes due 2061 of KKR Group Finance Co. IX LLC	KKRS	New York Stock Exchange
6.875% Subordinated Notes due 2065	KKRT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Sec.230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Sec.240.12b-2 of this chapter).

☐	Emerging growth company
☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 is hereby incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 16, 2026, Global Atlantic Limited (Delaware) (“GALD”), Global Atlantic (Fin) Company (together with GALD, the “Guarantors”) and certain direct and indirect insurance company subsidiaries of the Guarantors (such insurance company subsidiaries, the “Borrowers”, and together with the Guarantors, the “Credit Parties”) entered into a Credit Agreement (the “Credit Agreement”) with Wells Fargo Bank, N.A., as administrative agent (the “Administrative Agent”) and other lenders from time to time party thereto.

The Credit Agreement provides the Borrowers with an unsecured revolving credit facility (the “Credit Facility”) in an aggregate principal amount of $3.00 billion as of January 16, 2026, with the option to request an increase in the facility amount of up to an additional $500 million, for an aggregate principal amount of $3.50 billion, subject to certain conditions, including obtaining new or increased commitments from new or existing lenders. The Credit Facility is a 364-day facility, scheduled to mature on January 15, 2027, which may from time to time be extended for additional 364-day periods at the Borrowers’ option, subject to the consent of the applicable lenders, and the Borrowers may prepay, terminate or reduce the commitments under the Credit Facility at any time without penalty. Borrowings under the Credit Facility are available for working capital, general corporate purposes and growth initiatives of the Credit Parties. Interest on borrowings under the Credit Facility will be based on either (A) the term Secured Overnight Financing Rate (SOFR), plus a margin based on a corporate ratings-based grid ranging from 1.10% to 1.375%, or (B) an alternate base rate, plus a margin based on a corporate ratings-based grid ranging from 0.10% to 0.375%. The Credit Parties have agreed to pay a commitment fee on unused commitments at a rate per annum also based on a corporate ratings-based grid ranging from 0.125% to 0.225%. Borrowings under the Credit Facility are guaranteed by the Guarantors.

Certain other terms of the Credit Agreement include:
•
financial covenants that require GALD and its consolidated subsidiaries (excluding certain specified subsidiaries) to maintain (A) a debt to total capitalization ratio of not greater than 35%, and (B) a net worth of not less than the sum of (i) 70% of the net worth of GALD and such subsidiaries as of December 31, 2023 and (ii) 50% of the aggregate net income of GALD and such subsidiaries since December 31, 2023 (to the extent positive);

•
customary representations, affirmative covenants and certain negative covenants, including certain limitations on the ability of the Credit Parties and their material subsidiaries to, among other things, incur liens upon their assets, incur indebtedness, engage in transactions with affiliates, or make fundamental changes or changes in the nature of their business; and

•	customary events of default, upon the occurrence of which the lenders will have the ability to accelerate all outstanding loans under the Credit Facility and terminate the commitments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KKR & CO. INC.

Date: January 16, 2026	By:	/s/ Christopher Lee
	Name:	Christopher Lee
	Title:	Secretary